UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2008
STARBUCKS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington	0-20322	91-1325671

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
2401 Utah Avenue South, Seattle, Washington 98134
(Address of principal executive offices)
(206) 447-1575
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 22, 2008, Starbucks Corporation (the “Company”) entered into a Separation Agreement and Release (the “Agreement”) with James L. Donald, the Company’s former president and chief executive officer, pursuant to which Mr. Donald’s employment terminated and he resigned from the Board of Directors effective January 7, 2008 (the “Separation Date”).
In accordance with the terms of the Agreement, Mr. Donald will receive $1,250,000, payable in equal amounts on a bi-weekly basis during the 12-month period following the Separation Date. The Agreement provides that: (i) Mr. Donald is entitled to certain COBRA coverage under the Starbucks group health plans after the Separation Date to the extent he timely elects and remains eligible for such coverage, (ii) Mr. Donald’s vested stock options shall expire or be exercisable pursuant to the terms and conditions of the applicable plan documents, (iii) Mr. Donald’s participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements shall terminate effective as of the Separation Date and (iv) Mr. Donald is not entitled to any compensation and benefits from and after the Separation Date except as provided in the Agreement, the terms of the Starbucks 401(k) Plan or the Management Deferred Compensation Plan. In the Agreement, Mr. Donald also provided a general release of claims against the Company, agreed to certain confidentiality obligations and for a period of 18 months following the Separation Date, agreed to certain non-competition obligations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STARBUCKS CORPORATION
Dated: January 28, 2008	By:	/s/Andrew M. Paalborg
Andrew M. Paalborg
vice president, assistant general counsel and assistant secretary